Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 28, 2022, with respect to the consolidated financial statements and financial statement schedule of TD SYNNEX Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

June 1, 2022